Exhibit 4.6

                               AMENDMENT NO. 1
                                     TO
                            NN BALL & ROLLER, INC.
                              STOCK INCENTIVE PLAN

      As adopted by the Board of Directors on February 26, 1999 and approved by the stockholders of the Company on May 13, 1999 as required in Section 23 of the Stock Incentive Plan, the NN Ball & Roller, Inc. Stock Incentive Plan is hereby amended as follows:

      Section 4(a) shall be amended in its entirety to read as follows:

            "4.   NUMBER AND SOURCE OF SHARES SUBJECT TO THE PLAN.

                  (a) The Company may grant Awards under the Plan with respect to not more that 1,625,000 Shares, (subject, however, to adjustment as provided in Section 22 hereof), which Shares may be provided from any or a combination of the Company's treasury, the issuance of authorized but unissued Shares, and/or the purchase of outstanding Shares in the open market or in private transactions.

      Except as expressly amended by the Board of Directors and stockholders as set forth above, the NN Ball & Roller, Inc. Stock Incentive Plan is hereby ratified and confirmed in all respects.

      IN WITNESS WHEREOF, NN Ball & Roller, Inc., acting by and through its officer hereunto duly authorized has executed this Amendment as of the 13th day of May, 1999.

                              NN BALL & ROLLER, INC.


                              By:  /s/   RODERICK R. BATY
                              Name:   Roderick R. Baty
                              Title:  Chief Executive Officer and President



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